Exhibit 99.1

FOR IMMEDIATE RELEASE November 17, 2017	CONTACTS:
	News Media Brian Edwards	202-624-6620

	Financial Community Douglas Bonawitz	202-624-6129
WGL Holdings, Inc. Reports Fiscal Year 2017 Financial Results

•	Consolidated GAAP earnings per share up — $3.74 per share vs. $3.31 per share; Record GAAP earnings of $192.6 million

•	Non-GAAP operating earnings per share up — $3.11 per share vs. $3.08 per share; Operating earnings of $160.2 million
Consolidated Results
WGL Holdings, Inc. (NYSE: WGL), the parent company of Washington Gas Light Company (Washington Gas) and other energy-related subsidiaries, today reported net income applicable to common stock determined in accordance with generally accepted accounting principles in the United States of America (GAAP) for the fiscal year ended September 30, 2017, of $192.6 million, or $3.74 per share, an improvement of $25.0 million, or $0.43 per share, over net income applicable to common stock of $167.6 million, or $3.31 per share, reported for the fiscal year ended September 30, 2016.
For the quarter ended September 30, 2017, net income applicable to common stock was $3.3 million, or $0.06 per share, compared to a net loss applicable to common stock of $(8.9) million, or $(0.17) per share, for the same period of the prior fiscal year.
On a consolidated basis, WGL also uses non-GAAP operating earnings (loss) to evaluate overall financial performance, and evaluates segment financial performance based on earnings before interest and taxes (EBIT) and adjusted EBIT. Operating earnings (loss) and adjusted EBIT are non-GAAP financial measures, which are not recognized in accordance with GAAP and should not be viewed as alternatives to GAAP measures of performance. Both non-GAAP operating earnings (loss) and adjusted EBIT adjust for the accounting recognition of certain transactions that we believe are not representative of the ongoing earnings of the company. Additionally, we believe that adjusted EBIT enhances the ability to evaluate segment performance because it excludes interest and income tax expense, which are affected by corporate-wide strategies such as capital financing and tax sharing allocations. Refer to “Reconciliation of Non-GAAP Financial Measures,” attached to this news release, for a more detailed discussion of management’s use of these measures and for reconciliations to GAAP financial measures.
For the fiscal year ended September 30, 2017, operating earnings were $160.2 million, or $3.11 per share, an improvement of $4.6 million, or $0.03 per share, over operating earnings of $155.6 million, or $3.08 per share, for the prior fiscal year. For the quarter ended September 30, 2017, we had an operating loss of $(8.8) million, or $(0.17) per share, compared to an operating loss of $(4.7) million, or $(0.09) per share, for the same period of the prior fiscal year.

Exhibit 99.1

Results by Business Segment

Regulated Utility

	Three Months Ended September 30,		Increase/	Fiscal Year Ended September 30,		Increase/
(In millions)	2017	2016	(Decrease)	2017	2016	(Decrease)
EBIT	$(12.8)	$(14.9)	$2.1	$266.3	$228.2	$38.1
Adjusted EBIT	$(23.6)	$(21.2)	$(2.4)	$227.2	$224.3	$2.9

For the three months ended September 30, 2017, the increase in EBIT reflects higher unrealized margins associated with our asset optimization program. Additionally, comparisons of both EBIT and adjusted EBIT reflect: (i) higher customer growth; (ii) new base rates in Virginia and the District of Columbia; and (iii) higher realized margins associated with our asset optimization program. These favorable variances were offset by higher depreciation and amortization expenses associated with our new billing system as well as growth in our utility plant, and increases in operation and maintenance expenses.
For the fiscal year ended September 30, 2017, the increase in EBIT reflects higher unrealized mark-to-market valuations on energy-related derivatives, partially offset by the effects of warmer than normal weather patterns. Additionally, the increases in both EBIT and adjusted EBIT reflect favorable variances for customer growth and new base rates in Virginia and the District of Columbia. These favorable variances were partially offset by higher depreciation and amortization expenses and increases in operation and maintenance expenses.

Retail Energy-Marketing

	Three Months Ended September 30,		Increase/	Fiscal Year Ended September 30,		Increase/
(In millions)	2017	2016	(Decrease)	2017	2016	(Decrease)
EBIT	$10.4	$12.9	$(2.5)	$53.2	$65.0	$(11.8)
Adjusted EBIT	$12.4	$24.3	$(11.9)	$41.6	$54.2	$(12.6)

For both the three months and fiscal year ended September 30, 2017, the comparison in EBIT reflects higher unrealized mark-to-market valuation on energy-related derivatives.

For the three months ended September 30, 2017, the comparisons in EBIT and adjusted EBIT reflect: (i) lower realized natural gas margins, primarily due to lower sales volume and margins realized from portfolio optimization transactions; and (ii) lower realized electric margins due to higher capacity charges from the regional power grid operator (PJM) and lower sales volume when compared to the same period in the prior fiscal year.

For the fiscal year ended September 30, 2017, the decrease in both EBIT and adjusted EBIT reflects lower realized natural gas margins due to a decrease in natural gas portfolio optimization sales activity and margins as well as declining electric sales volumes.

Commercial Energy Systems

	Three Months Ended September 30,		Increase/	Fiscal Year Ended September 30,		Increase/
(In millions)	2017	2016	(Decrease)	2017	2016	(Decrease)
EBIT	$13.3	$11.7	$1.6	$40.8	$22.0	$18.8
Adjusted EBIT	$15.0	$13.1	$1.9	$47.6	$27.3	$20.3

For both the three months and fiscal year ended September 30, 2017, the increase in EBIT and adjusted EBIT primarily reflects higher earnings from alternative energy investments, including investments in tax equity partnerships.   Distributed generation assets in service have increased, which increases solar generation sales, renewable energy credit sales and rebate income. Additionally, the increase in EBIT reflects an increase in other income due to the restructuring of an alternative energy

Exhibit 99.1

investment.  Partially offsetting these favorable variances were lower revenues from the energy-efficiency contracting business due to a decrease in active projects this year compared to the same period in the prior fiscal year.

Midstream Energy Services

	Three Months Ended September 30,		Increase/	Fiscal Year Ended September 30,		Increase/
(In millions)	2017	2016	(Decrease)	2017	2016	(Decrease)
EBIT	$16.5	$(9.8)	$26.3	$37.7	$7.8	$29.9
Adjusted EBIT	$0.4	$(7.8)	$8.2	$10.9	$2.6	$8.3

For the three months ended September 30, 2017, the increase in EBIT reflects higher valuations on our derivative contracts associated with our long-term transportation strategies. For the fiscal year ended September 30, 2017, the increase in EBIT reflects higher valuations and realized margins related to storage inventory and the associated economic hedging transactions.

Additionally, for both the three months and fiscal year ended September 30, 2017, the increase in both EBIT and adjusted EBIT reflects higher realized margins on our transportation strategies and higher income related to our pipeline investments. The favorable variances for adjusted EBIT are partially offset by lower income related to less favorable storage spreads when compared to the same periods of the prior fiscal year.

Other Activities

	Three Months Ended September 30,		Increase/	Fiscal Year Ended September 30,		Increase/
(In millions)	2017	2016	(Decrease)	2017	2016	(Decrease)
EBIT	$(2.0)	$(0.4)	$(1.6)	$(19.9)	$(3.2)	$(16.7)
Adjusted EBIT	$(1.8)	$(0.4)	$(1.4)	$(4.9)	$(3.2)	$(1.7)

For both the three months and fiscal year ended September 30, 2017, the decrease in EBIT primarily relates to external costs associated with the planned merger with AltaGas Ltd. (AltaGas).
Other Information
During the pendency period of the proposed merger between WGL and AltaGas, WGL will not conduct earnings calls and will not give forward year guidance. Additional information regarding financial results and recent regulatory events can be found in WGL's and Washington Gas' Form 10-K for the year ended September 30, 2017, as filed with the Securities and Exchange Commission, and is also available at www.wglholdings.com.

WGL, headquartered in Washington, D.C., is a leading source for clean, efficient and diverse energy solutions. With activities and assets across the U.S., WGL consists of Washington Gas, WGL Energy, WGL Midstream and Hampshire Gas. WGL provides natural gas, electricity, green power and energy services, including generation, storage, transportation, distribution, supply and efficiency. Our calling as a company is to make energy surprisingly easy for our employees, our community and all our customers. Whether you are a homeowner or renter, small business or multinational corporation, state and local or federal agency, WGL is here to provide Energy Answers. Ask Us. For more information, visit us at www.wgl.com.

Unless otherwise noted, earnings per share amounts are presented on a diluted basis, and are based on weighted average common and common equivalent shares outstanding.

Please see the attached comparative statements for additional information on our operating results. Also attached to this news release are reconciliations of non-GAAP financial measures.
Forward-Looking Statements
This news release and other statements by us include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, revenues, dividends and other future financial business performance, strategies, financing plans, legal developments relating to Antero, the Constitution Pipeline, AltaGas Ltd.’s proposed acquisition of us and other expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, we cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of the date of this release, and we assume no duty to update them. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, general economic conditions, the possibility that the closing of the AltaGas transaction may not occur or may be delayed; litigation related to the AltaGas transaction or limitations or restrictions imposed by regulatory authorities that may delay or negatively impact the transaction; the potential loss of customers, employees or business partners as a result of the transaction and the factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission.

WGL Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	September 30, 2017	September 30, 2016
ASSETS
Property, Plant and Equipment
At original cost	$6,143,841	$5,542,916
Accumulated depreciation and amortization	(1,513,790)	(1,415,679)
Net property, plant and equipment	4,630,051	4,127,237
Current Assets
Cash and cash equivalents	8,524	5,573
Accounts receivable, net	553,312	491,020
Storage gas	243,984	207,132
Derivatives and other	180,069	139,749
Total current assets	985,889	843,474
Deferred Charges and Other Assets	1,010,069	1,078,739
Total Assets	$6,626,009	$6,049,450
CAPITALIZATION AND LIABILITIES
Capitalization
WGL Holdings common shareholders’ equity	$1,502,690	$1,375,561
Non-controlling interest	6,851	409
Washington Gas Light Company preferred stock	28,173	28,173
Total equity	1,537,714	1,404,143
Long-term debt	1,430,861	1,435,045
Total capitalization	2,968,575	2,839,188
Current Liabilities
Notes payable and current maturities of long-term debt	809,844	331,385
Accounts payable and other accrued liabilities	423,824	405,351
Derivatives and other	255,320	290,190
Total current liabilities	1,488,988	1,026,926
Deferred Credits	2,168,446	2,183,336
Total Capitalization and Liabilities	$6,626,009	$6,049,450

WGL Holdings, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
(In thousands, except per share data)	2017	2016	2017	2016
OPERATING REVENUES
Utility	$151,036	$131,505	$1,143,337	$1,044,117
Non-utility	278,087	328,394	1,211,387	1,305,442
Total Operating Revenues	429,123	459,899	2,354,724	2,349,559
OPERATING EXPENSES
Utility cost of gas	14,408	8,370	274,247	245,189
Non-utility cost of energy-related sales	215,217	290,990	1,002,908	1,123,077
Operation and maintenance	113,435	104,963	429,890	401,776
Depreciation and amortization	40,651	34,198	154,138	132,566
General taxes and other assessments	29,564	26,685	152,528	146,655
Total Operating Expenses	413,275	465,206	2,013,711	2,049,263
OPERATING INCOME (LOSS)	15,848	(5,307)	341,013	300,296
Equity in earnings of unconsolidated affiliates	5,099	3,248	20,216	13,806
Other income (expenses) — net	2,410	957	1,819	4,646
Interest expense	18,474	13,553	74,026	52,310
INCOME (LOSS) BEFORE TAXES	4,883	(14,655)	289,022	266,438
INCOME TAX EXPENSE (BENEFIT)	4,778	(5,545)	111,159	98,074
NET INCOME (LOSS)	$105	$(9,110)	$177,863	$168,364
Net loss attributable to non-controlling interest	(3,544)	(550)	(16,077)	(550)
Dividends on Washington Gas Light Company preferred stock	330	330	1,320	1,320
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$3,319	$(8,890)	$192,620	$167,594
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	51,219	51,070	51,205	50,369
Diluted	51,491	51,070	51,475	50,564
EARNINGS (LOSS) PER AVERAGE COMMON SHARE
Basic	$0.06	$(0.17)	$3.76	$3.33
Diluted	$0.06	$(0.17)	$3.74	$3.31

The following table reconciles EBIT by operating segment to net income (loss) applicable to common stock.

	Three Months Ended September 30,		Fiscal Year Ended September 30,
(In thousands)	2017	2016	2017	2016
EBIT:
Regulated utility	$(12,807)	$(14,883)	$266,307	$228,219
Retail energy-marketing	10,420	12,913	53,195	64,968
Commercial energy systems	13,270	11,741	40,834	21,992
Midstream energy services	16,529	(9,824)	37,689	7,807
Other activities	(1,978)	(411)	(19,865)	(3,184)
Intersegment eliminations	1,467	(88)	965	(504)
Total	$26,901	$(552)	$379,125	$319,298
Interest expense	18,474	13,553	74,026	52,310
Income tax expense (benefit)	4,778	(5,545)	111,159	98,074
Dividends on Washington Gas preferred stock	330	330	1,320	1,320
Net income (loss) applicable to common stock	$3,319	$(8,890)	$192,620	$167,594

WGL Holdings, Inc.
Consolidated Financial and Operating Statistics
(Unaudited)

FINANCIAL STATISTICS

	Fiscal Year Ended September 30,
	2017	2016
Closing Market Price — end of period	$84.20	$62.70
52-Week Market Price Range	$86.89 - $58.66	$74.10 - $56.90
Price Earnings Ratio	22.4	18.8
Annualized Dividends Per Share	$2.04	$1.95
Dividend Yield	2.4%	3.1%
Return on Average Common Equity	13.4%	12.8%
Total Interest Coverage (times)	5.0	5.8
Book Value Per Share — end of period	$29.34	$26.93
Common Shares Outstanding — end of period (thousands)	51,219	51,081
UTILITY GAS STATISTICS

	Three Months Ended September 30,				Fiscal Year Ended September 30,
(In thousands)	2017		2016		2017		2016
Operating Revenues
Gas Sold and Delivered
Residential — Firm	$74,222		$65,671		$685,206		$615,170
Commercial and Industrial — Firm	23,395		16,386		156,088		136,646
Commercial and Industrial — Interruptible	107		318		2,239		2,181
	97,724		82,375		843,533		753,997
Gas Delivered for Others
Firm	30,604		28,898		208,988		206,709
Interruptible	8,733		8,182		49,731		46,300
Electric Generation	396		543		1,331		1,954
	39,733		37,623		260,050		254,963
	137,457		119,998		1,103,583		1,008,960
Other	13,579		11,507		39,754		35,157
Total	$151,036		$131,505		$1,143,337		$1,044,117

	Three Months Ended September 30,				Fiscal Year Ended September 30,
(In thousands of therms)	2017		2016		2017		2016
Gas Sales and Deliveries
Gas Sold and Delivered
Residential — Firm	38,688		33,749		600,279		590,625
Commercial and Industrial — Firm	25,040		14,731		174,436		167,832
Commercial and Industrial — Interruptible	10		425		2,554		2,771
	63,738		48,905		777,269		761,228
Gas Delivered for Others
Firm	74,554		60,001		495,031		501,030
Interruptible	41,775		44,083		242,545		239,013
Electric Generation	28,301		122,968		87,611		291,252
	144,630		227,052		825,187		1,031,295
Total	208,368		275,957		1,602,456		1,792,523
Utility Gas Purchase Expense (excluding asset optimization)	31.66	¢	36.79	¢	41.57	¢	35.44	¢
HEATING DEGREE DAYS
Actual	6		1		3,127		3,341
Normal	11		11		3,717		3,730
Percent Colder (Warmer) than Normal	(45.5)%		(90.9)%		(15.9)%		(10.4)%
Average Active Customer Meters	1,160,305		1,143,616		1,154,952		1,141,763
WGL ENERGY SERVICES
Natural Gas Sales
Therm Sales (thousands of therms)	90,200		100,900		693,300		750,700
Number of Customers (end of period)	116,200		133,000		116,200		133,000
Electricity Sales
Electricity Sales (thousands of kWhs)	3,048,500		3,769,600		12,248,400		13,090,700
Number of Accounts (end of period)	113,700		127,400		113,700		127,400
WGL ENERGY SYSTEMS
Megawatts in service	221		145		221		145
Megawatt hours generated	93,352		68,481		290,465		211,495

WGL Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

The tables below reconcile operating earnings (loss) on a consolidated basis to GAAP net income (loss) applicable to common stock and adjusted EBIT on a segment basis to EBIT. Management believes that operating earnings (loss) and adjusted EBIT provide a meaningful representation of our earnings from ongoing operations on a consolidated and segment basis, respectively. These measures facilitate analysis by providing consistent and comparable measures to help management, investors and analysts better understand and evaluate our operating results and performance trends, and assist in analyzing period-to-period comparisons. Additionally, we use these non-GAAP measures to report to the board of directors and to evaluate management’s performance.
To derive our non-GAAP measures, we adjust for the accounting recognition of certain transactions (non-GAAP adjustments) based on at least one of the following criteria:

•	To better match the accounting recognition of transactions with their economics;

•	To better align with regulatory view/recognition;

•	To eliminate the effects of:

i.	Significant out of period adjustments;

ii.	Other significant items that may obscure historical earnings comparisons and are not indicative of performance trends; and

iii.	For adjusted EBIT, other items which may obscure segment comparisons.
There are limits in using operating earnings (loss) and adjusted EBIT to analyze our consolidated and segment results, respectively, as they are not prepared in accordance with GAAP and may be different than non-GAAP financial measures used by other companies. In addition, using operating earnings (loss) and adjusted EBIT to analyze our results may have limited value as they exclude certain items that may have a material impact on our reported financial results. We compensate for these limitations by providing investors with the attached reconciliations to the most directly comparable GAAP financial measures.
The following tables represent the reconciliation of non-GAAP operating earnings to GAAP net income (loss) applicable to common stock (consolidated by quarter):

Fiscal Year 2017
	Quarterly Period Ended(1)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year
Operating earnings (loss)	$59,362	$96,087	$13,635	$(8,840)	$160,244
Non-GAAP adjustments(3)	(2,324)	38,468	(3,093)	22,317	55,368
De-designated interest rate swaps(4)	—	2,516	(7,757)	(329)	(5,570)
Income tax effect of non-GAAP adjustments(5)	934	(14,007)	5,480	(9,829)	(17,422)
Net income (loss) applicable to common stock	$57,972	$123,064	$8,265	3,319	$192,620
Diluted average common shares outstanding	51,445	51,476	51,493	51,491	51,475
Operating earnings (loss) per share	$1.15	$1.87	$0.26	$(0.17)	$3.11
Per share effect of non-GAAP adjustments	(0.03)	0.52	(0.10)	0.23	0.63
Diluted earnings (loss) per average common share	$1.12	$2.39	$0.16	$0.06	$3.74
Fiscal Year 2016(2)
	Quarterly Period Ended(1)
(In thousands, except per share data)	Dec. 31	Mar. 31	Jun. 30	Sept. 30	Fiscal Year
Operating earnings (loss)	$59,205	$89,490	$11,561	(4,656)	$155,600
Non-GAAP adjustments(3)	13,312	25,815	(16,109)	(8,541)	14,477
Income tax effect of non-GAAP adjustments(5)	(4,346)	(9,017)	6,573	4,307	(2,483)
Net income (loss) applicable to common stock	$68,171	$106,288	$2,025	$(8,890)	$167,594
Diluted average common shares outstanding	50,030	50,282	50,905	51,070	50,564
Operating earnings (loss) per share	$1.18	$1.78	$0.23	$(0.09)	$3.08
Per share effect of non-GAAP adjustments	0.18	0.33	(0.19)	(0.08)	0.23
Diluted earnings (loss) per average common share	$1.36	$2.11	$0.04	$(0.17)	$3.31
(1) Quarterly earnings per share may not sum to year-to-date or annual earnings per share as quarterly calculations are based on weighted average common and common equivalent shares outstanding, which may vary for each of those periods.

WGL Holdings, Inc. (Consolidated by Quarter)
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

(2)Prior year non-GAAP measures have been recast to include $15.2 million of pre-tax losses associated with the index price used in certain gas purchases from Antero. The index price used to invoice these purchases had been the subject of an arbitration proceeding; however, in February 2017, the arbitral tribunal ruled in favor of Antero.

(3)Refer to the reconciliations of adjusted EBIT to EBIT below for further details on our non-GAAP adjustments. Note that non-GAAP adjustments associated with interest expense or income taxes are shown separately and are not included in the reconciliation from adjusted EBIT to EBIT.

(4)Non-GAAP adjustment related to mark-to-market valuations on forward starting interest rate swaps associated with anticipated future financing. Due to certain covenants in the Merger Agreement with AltaGas, it is no longer probable that the 30-year debt issuance that the swaps were originally intended to hedge will occur. However, we believe that some form of financing will continue to be required. The hedges were de-designated in January 2017.

(5)Non-GAAP adjustments are presented on a gross basis and the income tax effects of those adjustments are presented separately. The income tax effects of non-GAAP adjustments, both current and deferred, are calculated at the individual company level based on the applicable composite tax rate for each period presented, with the exception of transactions not subject to income taxes. Additionally, the income tax effect of non-GAAP adjustments includes investment tax credits related to distributed generation assets.

The following tables summarize non-GAAP adjustments by operating segment and present a reconciliation of adjusted EBIT to EBIT. EBIT is defined as earnings before interest and taxes, less amounts attributable to non-controlling interest. Items we do not include in EBIT are interest expense, inter-company financing activity, dividends on Washington Gas preferred stock, and income taxes.

Three Months Ended September 30, 2017
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities(i)	Eliminations	Total
Adjusted EBIT	$(23,631)	$12,434	$15,047	$384	$(1,751)	$2,101	$4,584
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	9,623	(2,014)	—	11,226	—	(634)	18,201
Storage optimization program(b)	1,203	—	—	—	—	—	1,203
DC weather impact(c)	(2)	—	—	—	—	—	(2)
Distributed generation asset related investment tax credits(d)	—	—	(1,777)	—	—	—	(1,777)
Change in measured value of inventory(e)	—	—	—	4,919	—	—	4,919
Merger related costs(f)	—	—	—	—	(227)	—	(227)
Total non-GAAP adjustments	$10,824	$(2,014)	$(1,777)	$16,145	$(227)	$(634)	$22,317
EBIT	$(12,807)	$10,420	$13,270	$16,529	$(1,978)	$1,467	$26,901

Three Months Ended September 30, 2016
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities(j)	Eliminations	Total
Adjusted EBIT	$(21,171)	$24,282	$13,139	$(7,762)	$(411)	$(88)	$7,989
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	4,017	(11,369)	—	(9,699)	—	—	(17,051)
Storage optimization program (b)	663	—	—	—	—	—	663
DC weather impact(c)	(114)	—	—	—	—	—	(114)
Distributed generation asset related investment tax credits(d)	—	—	(1,398)	—	—	—	(1,398)
Change in measured value of inventory(e)	—	—	—	7,637	—	—	7,637
Net insurance proceeds(h)	$1,722	$—	$—	$—	$—	$—	$1,722
Total non-GAAP adjustments	$6,288	$(11,369)	$(1,398)	$(2,062)	$—	$—	$(8,541)
EBIT	$(14,883)	$12,913	$11,741	$(9,824)	$(411)	$(88)	$(552)

WGL Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

Fiscal Year Ended September 30, 2017
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities(j)	Eliminations	Total
Adjusted EBIT	$227,228	$41,597	$47,586	$10,880	$(4,862)	$1,328	$323,757
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	49,338	11,598	—	18,823	—	(363)	79,396
Storage optimization program(b)	1,496	—	—	—	—	—	1,496
DC weather impact(c)	(11,755)	—	—	—	—	—	(11,755)
Distributed generation asset related investment tax credits(d)	—	—	(6,752)	—	—	—	(6,752)
Change in measured value of inventory(e)	—	—	—	7,986	—	—	7,986
Merger related costs(f)	—	—	—	—	(12,902)	—	(12,902)
Third party guarantee(g)	—	—	—	—	(2,101)	—	(2,101)
Total non-GAAP adjustments	$39,079	$11,598	$(6,752)	$26,809	$(15,003)	$(363)	$55,368
EBIT	$266,307	$53,195	$40,834	$37,689	$(19,865)	$965	$379,125

Fiscal Year Ended September 30, 2016
(In thousands)	Regulated Utility	Retail Energy- Marketing	Commercial Energy Systems	Midstream Energy Services	Other Activities(i)	Eliminations	Total
Adjusted EBIT	$224,314	$54,219	$27,329	$2,647	$(3,184)	$(504)	$304,821
Non-GAAP adjustments:
Unrealized mark-to-market valuations on energy-related derivatives(a)	11,951	10,749	—	20,708	—	—	43,408
Storage optimization program (b)	(376)	—	—	—	—	—	(376)
DC weather impact(c)	(9,392)	—	—	—	—	—	(9,392)
Distributed generation asset related investment tax credits(d)	—	—	(5,337)	—	—	—	(5,337)
Change in measured value of inventory(e)	—	—	—	(15,548)	—	—	(15,548)
Net insurance proceeds(h)	1,722	—	—	—		—	1,722
Total non-GAAP adjustments	$3,905	$10,749	$(5,337)	$5,160	$—	$—	$14,477
EBIT	$228,219	$64,968	$21,992	$7,807	$(3,184)	$(504)	$319,298

Footnotes:

(a)
Adjustments to eliminate unrealized mark-to-market gains (losses) for our energy-related derivatives for our regulated utility and retail energy-marketing operations as well as certain derivatives related to the optimization of transportation capacity for the midstream energy services segment. With the exception of certain transactions related to the optimization of system capacity assets as discussed in footnote (b) below, when these derivatives settle, the realized economic impact is reflected in our non-GAAP results, as we are only removing interim unrealized mark-to-market amounts.

(b)
Adjustments to shift the timing of storage optimization margins for the regulated utility segment from the periods recognized for GAAP purposes to the periods in which such margins are recognized for regulatory sharing purposes. In addition, lower-of-cost or market adjustments related to system and non-system storage optimization are eliminated for non-GAAP reporting because the margins will be recognized for regulatory purposes when the withdrawals are made at the unadjusted historical cost of storage inventory.

(c)
Eliminates the estimated financial effects of warm or cold weather in the District of Columbia, as measured consistent with our regulatory tariff. Washington Gas has regulatory weather protection mechanisms in Maryland and Virginia designed to neutralize the estimated financial effects of weather. Utilization of normal weather is an industry standard, and it is our practice to evaluate our rate-regulated revenues by utilizing normal weather and to provide estimates and guidance on the basis of normal weather.

(d)
To reclassify the amortization of deferred investment tax credits from income taxes to operating income for the commercial energy systems segment. These credits are a key component of the operating success of this segment and therefore are included within adjusted EBIT to help management and investors better assess the segment's performance.

(e)
For our midstream energy services segment, adjustments to reflect storage inventory at market or at a value based on the price used to value the physical forward sales contract that is economically hedging the storage inventory. Adjusting our storage optimization inventory in this fashion better aligns the settlement of both our physical and financial transactions and allows investors and management to better analyze the results of our non-utility asset optimization strategies. Additionally, this adjustment also includes the net effect of certain sharing mechanisms on the difference between the changes in our non-GAAP storage inventory valuations and the unrealized gains and losses on derivatives not subject to non-GAAP adjustments.

(f)	Adjustment to eliminate external costs associated with the Merger Agreement with AltaGas.

(g)	Guarantee on behalf of a third party associated with a solar investment.

(h)
Represents the net proceeds of an environmental insurance policy, net of regulatory sharing. The adjustment for the quarter ended September 30, 2016, includes $0.9 million related to prior periods of fiscal year 2016.

(i)	Activities and transactions that are not significant enough on a standalone basis to warrant treatment as an operating segment and that do not fit into one of our four operating segments.